Exhibit 99.1

ChampionsGate Acquisition Corporation Announces Pricing of $65,000,000 Initial Public Offering

May 27, 2025 – Monterey, CA - ChampionsGate Acquisition Corporation (Nasdaq: CHPGU) (the “Company”) announced today the pricing of its initial public offering of 6,500,000 units at $10.00 per unit. The units are expected to be listed on the Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “CHPGU” beginning May 28, 2025. Each unit consists of one Class A ordinary share and one right to receive one-eighth of one Class A ordinary share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights are expected to be listed on Nasdaq under the symbols “CHPG” and “CHPGR”, respectively. The underwriter has been granted a 45-day option to purchase up to an additional 975,000 units offered by the Company to cover over-allotments, if any. The offering is expected to close on May 29, 2025, subject to customary closing conditions.

The Company is a blank check company incorporated as an exempted company under the laws of the Cayman Islands, which will seek to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While it may pursue an acquisition opportunity in any business, industry, sector or geographical location, it intends to focus on industries that complement the management team’s and board of director’s background and network, and to capitalize on the ability of its management team and board of directors to identify and acquire a business.

Clear Street is acting as the sole book-running manager in the offering.

A registration statement on Form S-1 (333-283689) relating to these securities has been filed with the Securities and Exchange Commission (“SEC”), and was declared effective on May 14, 2025. The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Clear Street, Attn: Syndicate Department, 150 Greenwich Street, 45th floor, New York, NY 10007, by email at ecm@clearstreet.io, or from the SEC website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related preliminary prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC's website, www.sec.gov.

Contact Information:

ChampionsGate Acquisition Corporation

Bala Padmakumar

Chairman, Chief Executive Officer, and Director
419 Webster Street

Monterey, CA 93940

Email: bala@championsgate.biz